Exhibit 99.1

Appliance Recycling Centers of America Receives Notification of Deficiency from Nasdaq Related to Delayed Annual Report on Form 10-K

Minneapolis, Minn., (April 24, 2018) -- Appliance Recycling Centers of America, Inc. (Nasdaq: ARCI) (“ARCA” or the “company”), a leading provider of appliance recycling services, previously announced that it was delaying the filing of its Annual Report on Form 10-K for the year ended December 30, 2016 to allow the company’s newly appointed independent registered public accounting firm sufficient time to complete their work on the audit of the company’s financial statements.

In connection with the delayed Form 10-K, on April 24, 2018, ARCA received a standard notice from NASDAQ stating that the company is not in compliance with NASDAQ Listing Rule 5250(c)(1), which requires timely filing of periodic financial reports with the Securities and Exchange Commission. The Nasdaq notice has no immediate effect on the listing or trading of ARCA’s common stock on the Nasdaq Capital Market. Under Nasdaq’s listing rules, ARCA has 60 calendar days from the date of the letter to submit a plan to regain compliance. If the plan is accepted, ARCA can be granted an exception of up to 180 calendar days from the Form 10-K’s original due date, or until September 26, 2018, to regain compliance. ARCA expects to submit a plan to regain compliance or file its Form 10-K within the timeline prescribed by Nasdaq.

About ARCA

Appliance Recycling Centers of America, Inc. and subsidiaries (“ARCA”) are in the business of recycling major household appliances in North America by providing turnkey appliance recycling and replacement services for utilities and other sponsors of energy efficiency programs.  In addition, through its GeoTraq Inc. subsidiary, a development stage company, we are engaged in the development, design and, ultimately, we expect the sale of, cellular transceiver modules, also known as Cell-ID modules.

Forward Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s ability to file its Form 10-K within the timelines prescribed by Nasdaq. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with the general economic conditions, competition in the retain and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission (“Commission”). Other risks may be detailed from time to time in reports to be filed with the Commission.

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Contact:
Rachel Holmes
Executive Vice President
Appliance Recycling Centers of America, Inc.
Tel: 952-930-9000
Email: rholmes@arcainc.com